UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940.

     | | Check this box if no longer                  OMB APPROVAL
     subject to Section 16.  Form 4 or                OMB Number: 3235-0287
     Form 5 obligations may continue.                 Expires: January 31, 2005
     See Instruction 1(b).                            Extimated average burden
                                                      hours per response....0.5

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1. NAME AND ADDRESS OF REPORTING PERSON*        LAST FIRST MIDDLE
                                                STREET CITY STATE ZIP
        Calhoun, James P.
        6609 Lake Shore Drive, Garland, TX 75044
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2. ISSUER NAME AND TICKER OR TRADING SYMBOL

        Advanced Neuromodulation Systems, Inc. (ANSI)
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3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

        ###-##-####
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4. STATEMENT FOR MONTH/DAY/YEAR         5. IF AMENDMENT, DATE OF ORIGINAL
                                           (MONTH/DAY/YEAR)

         03/27/03
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6. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (Check all applicable)

        ____ Director        _____ 10% Owner
        _X__ Officer (give   _____ Other (specify
             title below)            below)

                  Vice President - Human Resources
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7. INVIDIVUAL OR JOINT/GROUP FILING (Check applicable line)

        _X__ Form filed by One Reporting Person
        ____ Form filed by More than One Reporting Person
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TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR
          BENEFICIALLY OWNED

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|1. Title of Security |2. Transaction |2A. Deemed        |3. Transaction Code  |
|(Instr. 3)           |Date           |Execution Date    |(Instr. 8)           |
|                     |(mm/dd/yy)/    |if any (mm/dd/yy) |                     |
|                     |               |                  |---------------------|
|                     |               |                  |   Code   |   V      |
|---------------------|---------------|------------------|----------|----------|
|Common Stock,        |               |                  |          |          |
|$0.05 Par Value      | 03/27/03      |                  |    M     |          |
|---------------------|---------------|------------------|----------|----------|
|Common Stock,        |               |                  |          |          |
|$0.05 Par Value      | 03/27/03(1)   |                  |    S     |          |
|---------------------|---------------|------------------|----------|----------|
|Common Stock,        |               |                  |          |          |
|$0.05 Par Value      | 03/27/03      |                  |    M     |          |
|---------------------|---------------|------------------|----------|----------|
|Common Stock,        |               |                  |          |          |
|$0.05 Par Value      | 03/27/03(1)   |                  |    S     |          |
|---------------------|---------------|------------------|----------|----------|
|Common Stock,        |               |                  |          |          |
|$0.05 Par Value      | 03/27/03(1)   |                  |    S     |          |
|---------------------|---------------|------------------|----------|----------|
|                     |               |                  |          |          |
|                     |               |                  |          |          |
|---------------------|---------------|------------------|----------|----------|

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|4. Securities Acquired      | 5. Amount of   | 6. Ownership  | 7. Nature of   |
| (A) or Disposed of         |  Securities    |  Form:        |  Indirect      |
| (D) (Instr. 3, 4, and 5)   |  Beneficially  |  Direct (D)   |  Beneficial    |
-----------------------------|  Owned         |  or           |  Ownership     |
|           | (A) |          |  Following     |  Indirect (I) |  (Instr. 4)    |
|           | or  |          |  Reported      |  (Instr. 4)   |                |
|  Amount   | (D) |   Price  |  Transaction(s)|               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|  25,000   | A   | $5.000   |   60,248       |      D        |                |
|-----------|-----|----------|----------------|---------------|----------------|
|  25,000   | D   |$40.360(2)|   35,248       |      D        |                |
|-----------|-----|----------|----------------|---------------|----------------|
|   5,000   | A   | $5.000   |   40,248       |      D        |                |
|-----------|-----|----------|----------------|---------------|----------------|
|   5,000   | D   |$40.360(2)|   35,248       |      D        |                |
|-----------|-----|----------|----------------|---------------|----------------|
|  30,000   | D   |$40.360(2)|    5,248       |      D        |                |
|-----------|-----|----------|----------------|---------------|----------------|
|           |     |          |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

|------------------------------------------------------------------------------|
|1.         |2.       |3.           |4.      |5.             |6.               |
|Title of   |Conver-  |Transaction  |Trans-  |Number of      |Date             |
|Derivative |sion     |Date         |action  |Derivative     |Exerciseable     |
|Security   |or       |(Month/Day/  |Code    |Securities     |and              |
|(Instr. 3) |Exercise |Year)        |(Instr. |Acquired (A) or|Expiration       |
|           |Price    |             |8)      |Disposed of (D)|Date             |
|           |of       |             |        |(Instr. 3, 4,  |(Month/Day/Year) |
|           |Deriva-  |             |        |and 5)         |-----------------|
|           |tive     |             |        |               |Date    |Expira- |
|           |Security |             |--------|-------|-------|Exerc-  |tion    |
|           |         |             |  Code  | (A)   | (D)   |isable  |Date    |
|-----------|---------|-------------|--------|-------|-------|--------|--------|
|Right to   |  $5.000 | 11/05/98(3) |    A   |25,000 |       |11/05/98|11/06/08|
|Purchase   |         | 03/27/03    |    M   |       |25,000 |        |        |
|Stock      |         |             |        |       |       |        |        |
|Option     |         |             |        |       |       |        |        |
|-----------|---------|-------------|--------|-------|-------|--------|--------|
|Right to   |  $5.000 | 11/05/98(4) |    A   | 5,000 |       |09/01/99|11/06/08|
|Purchase   |         | 03/27/03    |    M   |       | 5,000 |        |        |
|Stock      |         |             |        |       |       |        |        |
|Option     |         |             |        |       |       |        |        |
|-----------|---------|-------------|--------|-------|-------|--------|--------|
|Right to   |  $6.625 | 03/31/99(4) |    A   |10,000 |       |03/31/00|04/01/09|
|Purchase   |         |             |        |       |       |        |        |
|Stock      |         |             |        |       |       |        |        |
|Option     |         |             |        |       |       |        |        |
|-----------|---------|-------------|--------|-------|-------|--------|--------|
|Right to   | $15.375 | 03/17/00(4) |    A   | 7,000 |       |03/17/01|03/18/10|
|Purchase   |         |             |        |       |       |        |        |
|Stock      |         |             |        |       |       |        |        |
|Option     |         |             |        |       |       |        |        |
|-----------|---------|-------------|--------|-------|-------|--------|--------|
|Right to   | $14.250 | 07/31/00(5) |    A   |10,000 |       |07/31/01|08/01/10|
|Purchase   |         |             |        |       |       |        |        |
|Stock      |         |             |        |       |       |        |        |
|Option     |         |             |        |       |       |        |        |
|-----------|---------|-------------|--------|-------|-------|--------|--------|
|Right to   | $10.625 | 04/03/01(3) |    A   |10,000 |       |04/03/02|04/04/11|
|Purchase   |         |             |        |       |       |        |        |
|Stock      |         |             |        |       |       |        |        |
|Option     |         |             |        |       |       |        |        |
|-----------|---------|-------------|--------|-------|-------|--------|--------|
|Right to   | $28.530 | 02/20/02(3) |    A   |15,000 |       |02/20/03|02/21/12|
|Purchase   |         |             |        |       |       |        |        |
|Stock      |         |             |        |       |       |        |        |
|Option     |         |             |        |       |       |        |        |
|-----------|---------|-------------|--------|-------|-------|--------|--------|

|------------------------------------------------------------------------------|
|7.                      |8.           |9.           |10.           |11.       |
|Title and Amount        |Price        |Number       |Ownership     |Nature    |
|of Underlying           |of Derivative|of Derivative|of            |of        |
|Securities              |Security     |Securities   |Derivative    |Indirect  |
|(Inst. 3 and 4)         |(Instr. 5)   |Beneficially |Security:     |Beneficial|
|------------------------|             |Owned at End |Direct (D) or |Ownership |
|            |Amount or  |             |of Year      |Indirect (I)  |(Instr. 4)|
|            |Number of  |             |(Instr. 4)   |(Instr. 4)    |          |
|   Title    |Shares     |             |             |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock| 25,000    |             |             |              |          |
|            | 25,000    |             |       0     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock|  5,000    |             |             |              |          |
|            |  5,000    |             |       0     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock| 10,000    |             |  10,000     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock|  7,000    |             |   7,000     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock| 10,000    |             |  10,000     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock| 10,000    |             |  10,000     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock| 15,000    |             |  15,000     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|            |           |     TOTAL   |  52,000     |      D       |          |
|------------|-----------|-------------|-------------|--------------|----------|

Explanation of Responses:
(1) Sold pursuant to a Rule 10b5-1 Safe Harbor Plan.
(2) See attached Exhibit I.
(3) Options granted pursuant to 1995 Stock Option Plan,
    25% vesting per year.
(4) Options granted pursuant to 1998 Stock Option Plan,
    25% vesting per year.
(5) Options granted pursuant to 2000 Stock Option Plan,
    25% vesting per year.

James P. Calhoun


By:/s/Linda D. Moses,
Agent and Attorney-in-Fact for James P. Calhoun
-----------------------------------------------------
**Signature of Reporting Person


Date: March 28, 2003
-----------------------------------------


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficent, see Instruction 6 for procedure.

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Exhibit I

      Shares beneficially        Shares sold upon
      owned and sold             exercise of stock options

      ------------------------   -----------------------
      # of shares    Price       # of shares   Price
      ------------------------   -----------------------
             800      $ 40.25           200      $40.43
             100      $ 40.30         1,000      $40.41
             500      $ 40.30           100      $40.43
             100      $ 40.30           800      $40.40
             200      $ 40.21           200      $40.41
             100      $ 40.21         1,000      $40.38
             200      $ 40.22           200      $40.50
             800      $ 40.30           100      $40.40
             100      $ 40.31           500      $40.38
             200      $ 40.32           200      $40.38
             100      $ 40.31           100      $40.45
             200      $ 40.32           300      $40.38
             300      $ 40.31           200      $40.39
             300      $ 40.30           100      $40.38
             800      $ 40.31           200      $40.38
             100      $ 40.32           100      $40.40
             300      $ 40.31           100      $40.44
             200      $ 40.31           500      $40.38
             100      $ 40.31           200      $40.38
             100      $ 40.31           300      $40.38
           1,000      $ 40.30         1,000      $40.38
             400      $ 40.30           100      $40.42
             800      $ 40.13         2,500      $40.38
             100      $ 40.13           200      $40.42
             100      $ 40.14           100      $40.42
             100      $ 40.10         1,000      $40.38
             100      $ 40.11         1,000      $40.38
             100      $ 40.10         1,000      $40.38
             500      $ 40.08           100      $40.39
             500      $ 40.08         1,000      $40.38
             500      $ 40.08           600      $40.38
             500      $ 40.08           200      $40.31
             400      $ 40.08           500      $40.30
             100      $ 40.06           500      $40.27
             100      $ 40.08           500      $40.27
             900      $ 40.06           500      $40.27
             100      $ 40.06           500      $40.27
             100      $ 40.06           500      $40.27
             800      $ 40.11           400      $40.27
             100      $ 40.16           100      $40.27
             100      $ 40.08           300      $40.27
             100      $ 40.08           200      $40.27
             100      $ 40.08           300      $40.27
             100      $ 40.07           200      $40.27
             700      $ 40.05           300      $40.27
             800      $ 40.10           200      $40.42
             400      $ 40.19           100      $40.42
             100      $ 40.16           100      $40.43
             100      $ 40.17           100      $40.43
           1,000      $ 40.15         4,500      $40.35
             500      $ 40.16           200      $40.36
             100      $ 40.16           100      $40.53
             800      $ 40.26           100      $40.51
           2,200      $ 40.35           400      $40.50
             800      $ 40.50         4,200      $40.36
                                 -----------------------
             800      $ 40.56        30,000      $40.36
                                 -----------------------
             100      $ 40.56
             900      $ 40.56
             400      $ 40.52
           1,000      $ 40.45
             100      $ 40.47
             200      $ 40.44
             700      $ 40.33
             800      $ 40.37
           1,000      $ 40.50
           1,000      $ 40.50
           1,500      $ 40.50
             700      $ 40.50
      ------------------------
          30,000      $ 40.30
      ------------------------
